Exhibit 99.1

NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1650

Media contact:	Investor contact:
Doug Colafella	Max Kuniansky
Manager, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6387	and Corporate Communications
Media Hotline: 1-888-233-3583	Phone: (724) 838-6895
E-mail: dcolafe@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

Allegheny Power Completes Third Auction for Post-2010 Electricity Supply in Pennsylvania

GREENSBURG, Pa., October 16, 2009 – Allegheny Power, the electricity delivery unit of Allegheny Energy, Inc. (NYSE: AYE), announced today that the Pennsylvania Public Utility Commission approved the results of Allegheny’s third auction to purchase power for 2011 and beyond.

Allegheny awarded five contracts in this auction, representing approximately 1.8 million megawatt-hours (MWh) of generation supply, or six percent of the auction purchases authorized by the Commission for periods following the expiration of rate caps on December 31, 2010. The results of the auction were:

For residential customers:

•	One 17-month contract

•	One 29-month contract

•	Average weighted retail generation price: $65.29/MWh

For non-residential customers:

•	Three 17-month contracts

•	Average weighted retail generation price: $67.24/MWh

Included in the average weighted retail generation pricing cited above are energy, capacity, Pennsylvania gross receipts taxes, line losses, renewable energy requirements, ancillary services and other provisions. The contracts awarded today begin on January 1, 2011.

If the average prices of the remaining auctions were to be the same as the first three auctions combined, a typical Pennsylvania residential customer’s bill in 2011 would increase $8.74, or 9.6 percent over 2010 levels, assuming usage of 1,000 kilowatt-hours (KWh) per month.

For small and medium non-residential customers, the typical increase in rates in 2011, assuming future auction prices were the same as existing results, would be 2.9 percent and 4.9 percent, respectively, over 2010 levels. With this auction, the percentage of generation supply purchased on behalf of small and medium non-residential customers is 24 percent and 22 percent, respectively. Actual rates will not be available until all supply purchases have been completed and prices are averaged together.

“By purchasing power at these attractive prices, we’re easing our customers’ transition to market-based rates,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. “We now have contracts for about 60 percent of the electricity supply we need to serve our Pennsylvania residential customers in 2011, when the existing cap on generation rates expires.”

The winning suppliers were selected from among six competitive bidders. An independent monitoring firm, Boston Pacific Company, Inc., oversaw the process for Allegheny Power. Five more auctions are scheduled: three in 2010 and two in 2012. The multiple auctions are designed to shield customers against overexposure to market conditions at any single point in time.

Allegheny has a Commission-approved plan in place to protect customers from the possibility of significant rate increases immediately following the expiration of rate caps. For more information on the company’s rate mitigation plan, visit the company’s Web site at www.alleghenypower.com, click on the Watt Watchers icon and visit the Pennsylvania section.

Allegheny Power’s Watt Watchers program offers information and programs to help its customers manage their electricity bills and use energy more efficiently. For more information and tips on using energy wisely, visit the Watt Watchers area of the company’s Web site at www.alleghenypower.com.

Summary: Results of First Three Auctions

Retail generation price per MWh

	Residential Customers	Small and Medium Non-Residential Customers

1st Auction (April 17, 2009)	$72.80	N/A

2nd Auction (June 5, 2009)	$71.64	$75.40

3rd Auction (October 16, 2009)	$65.28	$67.24

Average of All Auctions	$71.41	$70.50

Allegheny Power

Pennsylvania Power Procurement Plan

	CUSTOMER CLASS
	Residential	Small and Medium Non- Residential	Large Non- Residential	Estimated Load (MWh; thousands)
AUCTIONS
April 17, 2009 (Complete)	■			2,300
June 5, 2009 (Complete)	■	■		5,300
Oct. 16, 2009 (Complete)	■	■		1,800
January 2010	■	■		2,500
June 2010	■	■		2,500
October 2010	■	■	■	8,900
January 2012	■	■		3,600
April 2012	■	■		3,300
TOTAL AUCTION PURCHASES				30,200
SPOT PURCHASES (2011-2013)	■	■	■	14,300
TOTAL				44,500

Schedule is for all purchases required for the plan period of January 1, 2011 to May 31, 2013.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and delivers low-cost, reliable electric service to approximately 1.6 million customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: rate regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; capacity purchase commitments; and regulatory matters. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: plant performance and unplanned outages; changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets and actions of rating agencies; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in customer switching behavior and their resulting effects on existing and future load requirements; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; inflationary and interest rate trends changes in market rules, including changes to PJM participant rules and tariffs; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies and accounting issues facing our organization; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

-###-